PRODUCT SUPPLY AGREEMENT

This Agreement dated as of August 29th, 2001, by and between LIFESTREAM TECHNOLOGIES INC., a Nevada corporation, having an office at 510 Clearwater Loop, Suite 101, Port Falls, ID 83854 ("Lifestream") and LRE TECHNOLOGY PARTNER GmbH, a German corporation, having an office at Hoferstrasse 5, D-86720 Noerdlingen, Germany ("LRE");

 WHEREAS:

         A. LRE (i) is engaged in the business of developing and manufacturing electronic equipment according to specifications developed by others, developed by itself, or developed jointly with others, (ii) together with Roche Diagnostics GmbH, Mannheim, Germany, has developed the ***** System (as hereinafter defined), and (iii) together with Lifestream had developed and adapted parts of the ***** System, including, without limitation, the Product (as hereinafter defined) as part of the Lifestream Product (as hereinafter defined) and is producing the Product exclusively for Lifestream;

         B. Lifestream has determined that its business interests would best be served by having LRE manufacture the Product for Lifestream to be included in the Lifestream Product and for Lifestream to buy its requirements for the Product from LRE; and C. LRE desires to manufacture and supply the Product to
Lifestream:

          NOW, THEREFORE, the parties agree as follows:

 1.0   DEFINITIONS
         "***** System" shall mean the technology to determine *****, *****, cholesterol, ***** developed jointly by Roche and LRE.
         "Affiliate(s)" shall mean a party to this Agreement and any other corporation controlling, controlled by or under common control with such party during the Initial Term and any extension thereof. An entity shall be regarded as being in control of another entity if the former entity has the direct or indirect power to order or cause the direction of the policies of the other entity through the ownership of more than fifty percent (50%) (thirty percent (30%) in the case of an entity whose shares are publicly traded) of the outstanding voting securities (or other ownership interest for a business organization other than a corporation) of that entity.

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          "Claims" shall mean against any and all claims, suits, proceedings, recoveries, settlements and damages, including, but not limited to, reasonable attorney and paralegal fees, interest and penalties.
         "Initial Term" shall have the meaning given it in Paragraph 7.1. "Lifestream Product" shall mean Lifestream's hand-held device (a) which measures blood lipid levels and utilizes a proprietary "Smart Card Internet Uplink Technology" and which has originally been named the "Cholestron" and is currently sold as "Lifestream Cholesterol Monitor", which device is used for measurement of rapid blood Test Strips for analysis of cholesterol levels in human capillary blood and is continuously improved by Lifestream and / or its partners or suppliers, (b) which consists of a meter which has electronic components such as the Product, a reader for the SMART card and consumables such as Test Strips and ***** Lancets and accessories such as the ***** Lancet Device, and (c) for which Roche is supplying a lot-specific ROM Key Code which is put on specific lots of ROM Keys supplied with each pack of Test Strips.
          "Manufacturing Documentation" shall mean a package of specifications, drawings, and manufacturing instructions which enable LRE or a third party to manufacture the Product or parts of it, including, as applicable, validated product Software, manufacturing specifications for the Product, service and training information and a set of quality control parameters suitable for use in acceptance testing of the Product, as well as all preliminary or working drafts of all such materials, and documentation developed by LRE in order to produce such materials.
         " Product" shall mean the module of an integrated system that accepts Test Strips for the analysis of cholesterol, which shall include the application of specific integrated circuit (ASIC chip), a micro-controller with software, and opto-electronic components which are used in the ***** System, and which are configured to the Products according to specifications in Exhibit A, as amended from time to time.

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         "Roche" shall mean Roche Diagnostics GmbH, a company incorporated under the laws of Germany with an office at Sandhoferstra(beta)e 116, 68305 Mannheim, Germany.
          "Roche Contract" shall mean the License and Supply Agreement between Roche and Lifestream from December 18, 2000 relating to the Lifestream Product, as such contract may from time to time be amended.
         "Roche Technology" shall mean the patents owned by or licensed to Roche, including all patent applications, divisions, continuations, continuations-in-part or reissues thereof, and all know-how, technology, trade secrets, processes, data, methods and any physical, electronic, chemical or biological material or other information which Roche owns, controls or has a license to (with a right to sub-license) relating to the development and manufacture of the Test Strips and or the ROM-Key including software, the Product, *****-devices and lancets for *****.
         "ROM Key" shall mean a plastic housing containing an integrated EPROM bearing the lot-specific calibration data regarding the Test Strips or others, to be plugged into the Product or other parts of the system or future developments thereof for the calibration of the Lifestream Product.
         "ROM Key Code" shall mean an electronic file with ***** which enables LRE or others to code a ROM key for Lifestream with calibration data for the Test Strips as originally delivered in vials by Roche.
         "Software" shall mean all software, software source codes in electronic, print-out or magnetic media form, and all software assembly, linkage, verification and validation protocols for the Product.
         "Specifications" shall mean the drawings and detailed specifications for the Product in the form attached hereto as Exhibit A
         "Test Strip" shall mean integrated units containing whole blood chemistries for total cholesterol or other substrate testing for analyzing those components in human capillary blood based on the technology and quality used in connection with the ***** System.

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         2.0   MANUFACTURE AND SUPPLY SERVICES
         2.1. LRE shall be Lifestream's sole and exclusive source for the Product for the Initial Term and any extension thereof, providing that (a) LRE provides an adequate and timely supply of the Product to Lifestream in accordance with paragraph 2.4 hereof, (b) LRE maintains the quality assurance level agreed upon by the parties, and (c) LRE otherwise complies with all of its material obligations under this Agreement.
         2.2. LRE shall manufacture and sell the Product exclusively to Lifestream at prices established by the parties pursuant to paragraph 3.1.
         2.3. LRE represents that it will maintain sufficient manufacturing capacity to produce the number of Product forecasted by Lifestream in its forecasts submitted pursuant to paragraph 2.4 hereof. The minimum lead-time for the Product shall be four (4) weeks from the date of receipt by LRE of the corresponding Purchase Order (as hereinafter defined). The minimum order shall not be less than *** units per delivery .
         2.4. In order to facilitate LRE's planning of production, Lifestream shall submit not later than the 15th day of each month to LRE an estimate of its requirements for the Product covering a forward period of not less than twelve
(12) months. The first three (3) months of said estimate shall be binding on both parties on a rolling basis advancing month-by-month and may not be canceled or rescheduled without the prior written agreement of LRE. The next three (3) months shall constitute firm orders, which may not be canceled but may be rescheduled up to three (3) months beyond the then current delivery schedule. The remaining six (6) months forecast is to be used by LRE for planning purposes only and shall not be considered to be firm orders, Lifestream's only obligation with respect thereto being for the cost of the unique material content of the Product listed in Schedule 2.4 hereto, having a lead time of more than three (3) months on a rolling basis advancing month by month and the cost of LRE in maintaining said long lead time items in inventory. In the event LRE purchases such long lead time items in accordance with the preceding sentence, it shall purchase said items in accordance with its normal purchasing policies and practices and shall invoice Lifestream for the cost thereof as set forth in the preceding sentence. Lifestream shall submit the initial estimate to LRE promptly after the execution and delivery of this Agreement.
         2.5. Lifestream shall place monthly purchase orders ("Purchase Orders") setting forth the delivery date against the forecasts under Section 2.4 above for the supply of the Product. LRE shall evidence its receipt of each Purchase Order by signing an acknowledgment copy thereof and returning it to Lifestream within fifteen (15) days after receipt of such Purchase Order from Lifestream. In case of conflict between the general terms and conditions of a Purchase Order issued by Lifestream and this Agreement, the terms and conditions of this Agreement shall take precedence.

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         2.6. If Lifestream desires to accelerate or reduce any of the deliveries ordered under a Purchase Order or set forth in a binding forecast, it shall so notify LRE and LRE shall make reasonable efforts to meet the request, subject to material and capacity availability. Lifestream shall bear and pay any extra costs incurred by LRE to meet an accelerated or a reduced schedule, including, without limitation, the cost to LRE of holding inventory, provided that LRE has notified Lifestream in writing in advance of the amount of such extra costs and Lifestream has authorized LRE in writing to proceed with the accelerated or reduced schedule notwithstanding such extra costs. In the event that Lifestream instructs LRE to commence purchasing inventory based upon a forecast (whether binding or not) and prior to the submission of a Purchase Order, and the delivery date(s) foreseen in such forecast slip by more than four
(4) weeks not due to the fault of LRE, LRE shall invoice Lifestream and Lifestream shall bear and pay the costs incurred by LRE in purchasing said material and the costs of holding said materials in inventory during said delay. In the event Lifestream is responsible for providing to LRE packaging material or other material without which LRE can not deliver the Product to Lifestream, and LRE is unable to effect timely delivery of the Products because it has not received said necessary materials in time, LRE shall be entitled to invoice Lifestream for the Product on the originally scheduled delivery date plus the costs of LRE holding said Product in inventory during said delay.
         2.7. Lifestream agrees to reimburse LRE for any and all materials purchased in accordance with the binding forecasts submitted by Lifestream pursuant to Section 2.4 that become obsolete due to changes in the design requested by Lifestream and not resulting from defects in the design provided by LRE; it being agreed and understood that in the event that Lifestream and LRE should develop a new version of the Product or a substitute for the Product the parties shall negotiate in good faith the method whereby obsolescence of the Product as a result of such development shall be kept to a minimum.
          2.8.  LRE agrees to maintain an ISO 900 1/EN 46001 certified facility.

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         2.9. Lifestream shall be responsible for obtaining and keeping in effect, at its cost, all approvals or clearances from the FDA in the United States of America and all other relevant regulatory authorities in any countries in which Lifestream sells the Product.

3.0      COST OF THE PRODUCT AND PAYMENT
         3.1. The price for the Product, which shall be in Euros, shall be as set forth in Exhibit 3.1. The price for the Product shall be fixed for a period of one year from the date of this Agreement. Not later than ninety (90) days before the first anniversary of the date of this Agreement and annually thereafter the parties shall meet and negotiate in good faith the price for the Products for the ensuing year.
         3.2. The price for the Product shall be F.O.B. LRE's facility in Noerdlingen, Germany.
         3.3. Within fifteen (15) days after the execution and delivery of this Agreement, Lifestream shall provide to LRE an irrevocable letter of credit for the benefit of LRE, in the amount of *** U. S. Dollars (U. S. $***) (the "Letter of Credit"), drawn on a first class U. S. bank in New York, N. Y., allowing for partial drawings, and having such other terms and conditions as may be acceptable to LRE. The Letter of Credit shall allow for drawings for any and all amounts due to LRE under this Agreement and that certain Product Development and Supply Agreement to be entered into between the parties for the successor instruments to the Product; shall expire thirty (30) days from the date on which Lifestream shall have had a positive cash flow for six (6) continuous months as evidenced by its financial statements filed with the United States Securities and Exchange Commission (the "Expiration Date"); and shall be automatically extended annually without further action for additional one year periods from the date of issuance until the Expiration Date. Upon agreement in writing between the parties (such agreement, if any, to be evidenced by and attached hereto as Exhibit B), the Letter of Credit may be replaced by a cash deposit.

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         3.4. Invoices shall be due and payable within thirty (30) days after receipt thereof by Lifestream. A late fee of **% per month will be assessed by LRE on invoices due but not paid within thirty (30) days other than on amounts being contested in good faith.


4.0    INSPECTION AND QUALITY CONTROL

         4.1. Each shipment of Products to Lifestream shall be accompanied by a certificate of LRE's quality control department indicating that the Products identified by their serial numbers contained in the shipment have passed the quality control parameters developed by LRE and agreed to in writing by Lifestream. LRE shall keep complete written records of such inspections for a period of ten (10) years, and shall, upon request, at Lifestream's expense, furnish Lifestream with inspection reports for Products delivered to Lifestream. LRE shall notify Lifestream in writing prior to the destruction of the written records referred to herein. Lifestream shall, immediately after receipt of any such notice, notify LRE if Lifestream has any objections to such written records being destroyed.
         4.2 Within one (1) month after receipt of Product(s), Lifestream shall conduct its own acceptance inspection thereof in which random samples of Products shall be compared with the Specifications and quality control parameters agreed to by the parties, and shall inform LRE of the results of such inspection. Such inspection shall, upon mutual agreement between the parties, be undertaken either at the facilities of Lifestream or at LRE's manufacturing facilities. If inspection occurs as LRE's plant, LRE shall provide Lifestream with such access to the facilities, as Lifestream shall reasonably require. In the event such inspection by Lifestream reveals unacceptable variances from the acceptance inspection procedure agreed to by the parties, Lifestream shall notify LRE (which notice shall specify the manner in which the defective Products fail to meet the Specifications), and LRE shall have fifteen (15) days in which to verify the variances. Upon the earlier of (a) verification by LRE or
(b) the expiration of thirty (30) days from the date of said notice, Lifestream shall have the right to refuse acceptance of the defective or deficient shipments and to require, at the option of LRE, that said Product(s) be replaced or corrected free of charge and that LRE at its own expense make a 100% inspection of said Product(s) with respect to the defective function. If LRE's inspection results in a finding that said Product(s) are not defective or deficient, LRE shall immediately notify Lifestream of the same and shall resubmit said Product(s) for acceptance. In the event that LRE and Lifestream do not agree on the acceptability of an Product, both parties agree to conduct joint testing and/or inspection. If Lifestream does not complete the above-mentioned acceptance inspection with respect to a shipment of Product(s) within said one (1) month period, Lifestream shall be deemed to have accepted said Product(s). If LRE does not verify the variances within said fifteen (15) day period, LRE shall be deemed to have accepted the Product as defective and shall replace the defective Product with new ones free of charge as soon as possible.
         4.3. LRE and Lifestream shall jointly develop an acceptance test protocol based on the Manufacturing Documentation so that Lifestream can test the Products in accordance with Section 4.2.

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 5.0   CONFIDENTIAL INFORMATION
         5.1. Throughout the term of the Agreement and for a period of five years following the termination thereof, each party hereto agrees to hold in strict confidence and not disclose to any third party any and all information received by one party from the other pursuant to this Agreement including, but not limited to any technology, know-how, processes or patent application disclosed by the other or derived from information thus disclosed, trade secrets, inventions, ideas, data, manufacturing or finance matters. Each party furthermore agrees that it may only use such information received from the other to the extent required to accomplish the purposes of this Agreement and to restrict access to such information to persons entrusted to carry out the activities provided for hereunder who are subject to an analogous confidentiality obligation. Each party agrees to clearly mark as confidential any and all information which it makes available to the other party which the disposing party considers to be confidential. Each party furthermore agrees to reduce to writing any such confidential information which it discloses orally and to provide the receiving party with a copy thereof within thirty (30) days of the date of the oral disclosure.
         5.2. The confidentiality obligations pursuant to Section 5.1 shall not apply to information that:
         (a) is in the public domain at the time of its disclosure;

         (b) is published or otherwise becomes part of the public domain through no fault of the receiving party or becomes available from a third party who has the right to disclose it;
         (c) was in the possession of the receiving party at the time of its disclosure as shown by prior written records;
         (d) was or will be independently developed by employees of the receiving party who had no access to the information disclosed; or

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         (e) must be disclosed in accordance with applicable laws or in order to obtain government approval in accordance with the terms of this Agreement.
         5.3 Neither party shall make any press release or other similar public announcement concerning the executed Agreement without the prior written consent of the other party hereto, such approval not to be unreasonably withheld, except as required by law. Approval will be deemed granted if no response is received by the proposing party within ten (10) working days of its delivery of a request for approval to the other.
         5.4. Each party represents to the other that its employees are governed by regulations, which prohibit the disclosure of confidential and proprietary information, which may belong to the other party, and that such internal regulations will enable it to comply with all of the items of this Agreement.

 6.0    WARRANTIES AND INDEMNIFICATION
         6.1. (a) LRE warrants to Lifestream that all Product to be supplied hereunder will upon shipment meet the Specifications and will be free from defects in materials and workmanship, and will be properly packed. LRE further warrants to Lifestream that all Product supplied hereunder will be free from defects in any design contributions or manufacturing techniques made by LRE. This warranty shall apply for a period equal to the shorter of (i) twelve (12) months after the date of shipment by Lifestream, and (ii) eighteen (18) months after the date of shipment by LRE to Lifestream. LRE shall satisfy this warranty requirement by repairing or replacing at LRE's option, each defective Product returned to it prior to the expiration of the warranty period.
                  (b) Notwithstanding Clause (a) of this Section 6.1, LRE may at its option elect to over ship Product to Lifestream with respect to each Purchase Order submitted by Lifestream hereunder by 2%, in which event, LRE shall have no obligation under Clause (a) of this Section 6.1 to repair or replace defective Product; provided, however, (y) in the event that systemic faults result in warranty claims against Lifestream in any period of three (3) months exceeding 5% of the Product sold to Lifestream, the obligations of LRE under said Clause (a) shall be reinstated, and (x) the parties shall meet promptly to review and negotiate in good faith the application and efficacy of this Clause (b).

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         6.2. LRE shall be liable for and shall indemnify, defend and hold
Lifestream, its shareholders, directors, officers, employees, representatives and agents ("Lifestream Indemnified Parties") harmless against any and all Claims arising out of, based on, or caused by defects in material, workmanship or design contributed by LRE of the Product, but in no event shall LRE be liable for or be required to indemnify Lifestream Indemnified Parties for or hold them harmless from any Claims arising in whole or in part from or based on, or caused by defects or deficiencies in the Test Strip or Roche Technology used in the Product or the design of any features of the Product designed or contributed by Lifestream or literature supplied by Lifestream for use with the Product.
         6.3. Except for items designed according to Lifestream's instructions or directions and the literature supplied by Lifestream for use with the Product, LRE represents and warrants the originality of the Manufacturing Documentation and represents that no portion of the Manufacturing Documentation, or use thereof, or Lifestream's distribution thereof violates or is protected by any copyrights or similar right of any third party in Germany other than Roche.
         6.4. LRE will indemnify and hold Lifestream harmless from and against any Claims (other than Claims of Roche) based upon the alleged infringement of any patent (including utility models and registered designs), copyrights, or other intellectual property rights now or hereafter existing in Germany relating to the Product or its components, provided, however LRE shall have no such obligation with respect to Claims arising with respect to the Lifestream Product or the ***** System or any features of the Product designed or contributed by Lifestream or for any omissions or misstatements in the literature supplied by Lifestream or Roche for use with the Product or the Lifestream Product.
         6.5. Lifestream will indemnify and hold LRE, its shareholders, directors, officers, employees, representatives and agents ("LRE Indemnified Parties"), harmless from and against any Claims (including, without limitation, Claims of Roche) based upon the alleged infringement of any patent (including utility models and registered designs), copyrights or other intellectual property rights relating to the Lifestream Product, the Test Strips, the Roche Technology as it applies to the Lifestream Product, any features of the Product the design of which is conceived by or contributed by Lifestream and any literature supplied by Lifestream or Roche for use with the Product or the Lifestream Product.

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         6.6. Lifestream shall be liable for and shall indemnify, defend and save the LRE Indemnified Parties harmless from and against any and all Claims, whether groundless or not, in connection with any and all injuries, losses, damages, or liability of any kind whatsoever directly or indirectly attributable to the Test Strips, the Roche Technology as it applies to the Lifestream Product, or any feature of the Product the design of which is conceived by or contributed by Lifestream or any omission or misstatement in the literature supplied by Lifestream for use with the Product, but not for any feature of the Product the design of which is conceived or contributed by LRE.
         6.7. In the event any LRE Indemnified Party or Lifestream Indemnified Party seeking indemnification hereunder ("Indemnified Party") should have a Claim hereunder against Lifestream or LRE, as the case may be, hereto ("Indemnifying Party"), which Claim does not involve a Claim being asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall as promptly as practical send a notice ("Claim Notice") with respect to such Claim to the Indemnifying Party. Any failure to give or delay in giving the Claim Notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice (and any clarification requested with respect thereto) that it disputes a Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party has timely disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.
         6.8. In the event of any Claim by an Indemnified Party involving a third party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of said Claim, and, if then determinable, a reasonable estimate of the amount thereof, which in such party's good faith opinion, might be sustained in connection with such Claim. In such event, the Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party within thirty (30) days after the giving of such notice by the Indemnified Party, to assume and control the contest and defense or settlement of such Claim, at its own expense, with counsel of its own choice, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party will not agree to any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless such settlement (i) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify such Indemnified Party hereunder, and (ii) includes a full, unconditional and complete release of such Indemnified Party.

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         6.9. If the Indemnifying Party agrees to defend such Claim, the
Indemnifying Party will have full control of such defense, including any settlement thereof (subject to the rights of the Indemnified Party as set forth in the immediately preceding paragraph), and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its attorneys with respect to such contest and defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to engage its own counsel and to participate in, but not control, such defense, but the Indemnified Party shall be solely responsible for all fees and expenses of its own counsel.
         6.10. If the Indemnifying Party does not agree to defend such Claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnifying Party agrees to pay the reasonable costs and expenses of the Indemnified Party, including, without limitation, reasonable attorneys' and paralegals' fees, interest and penalties incurred in connection with such contest and defense, monthly, against the receipt of invoices with supporting documentation and will promptly pay any judgment rendered against or settlement reached by such Indemnified Party with respect to any such Claim; provided, however, that the Indemnifying Party will not be liable hereunder for any settlement made by any Indemnified Party without its prior written consent, which consent will not be unreasonably withheld. If the Indemnifying Party has timely disputed its liability with respect to such third party claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute. Failing such resolution, either party may elect to commence arbitration as set forth in Paragraph 8.6.
         6.11. During the term of this Agreement and for a period of ten years thereafter if on a claims made basis, each party will maintain comprehensive general liability insurance in an amount normally carried by entities engaged in this type of business covering the indemnification, defense, hold harmless, and other obligations of that party under this Agreement.

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7.0  TERM, TERMINATION AND CANCELLATION
         7.1. The term of this Agreement shall begin on the date hereof and, unless terminated earlier in accordance with paragraph 7.2, 7.3 or 7.4, shall end on December 31, 2004 (the "Initial Term"). Thereafter the term shall automatically be extended for successive one (1) year periods unless LRE or Lifestream shall have given written notice to the other of the termination of this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or one of the one year periods, as the case may be.
         7.2. Lifestream shall have the right to terminate this Agreement upon thirty (30) days prior notice in writing in the event that Roche terminates the Roche Contract.
         7.3. Either LRE or Lifestream may terminate this Agreement for cause. Cause shall be defined as a material breach or repeated non-material breaches of this Agreement which are not cured by the breaching party as quickly as reasonably possible, but in no event longer than sixty (60) days after receipt of written notice demanding such breaches be cured.
         7.4. LRE shall have the right from and after the date two (2) years from the date of this Agreement (the "Grace Period") to terminate this Agreement upon at least one hundred eighty (180) days prior notice in writing if (a) during said two year period Lifestream did not order and pay for at least *** (***) units of the Product, or (b) during a period of three (3) consecutive months after the end of the Grace Period the average number of the Product ordered by Lifestream during said three (3) months period drops below an average rate of *** (***) units of the Product per month.
         7.5. Within sixty (60) days after termination of this Agreement, LRE shall, if so requested by Lifestream, provide Lifestream in writing with a list of all Confidential Information in LRE's possession, custody or control. Company shall notify LRE within thirty (30) days of receipt of said list of the documents, records and data that it desires to have LRE return to it. Promptly after receipt by it of said list, LRE shall, return to Company all the documents, records and data requested by Company. Any and all Confidential Information not to be delivered and returned to Company by LRE in accordance with the foregoing, whether written, typed or printed, and whether stored electronically, magnetically or otherwise in machine readable form, and all summaries and derivations thereof, shall be destroyed by LRE and LRE shall promptly confirm such destruction in writing to Company.
         7.6. Lifestream agrees to pay LRE, at the time of termination, an amount equal to LRE's actual purchase price for any and all materials in inventory, or on order, purchased by LRE under this Agreement (net of any returns thereof which LRE is entitled to make) plus ***** to cover the material overhead costs of purchasing, receiving, inspecting and warehousing the materials.

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         7.6. Upon termination of this Agreement (other than by LRE for Cause), all tooling being used by LRE, which has been paid for by Lifestream, if any, shall be transferred to Lifestream or its nominee. LRE shall provide Lifestream with a listing of such tooling within thirty (30) days of termination, and Lifestream shall advise LRE within thirty (30) days of receipt of such listing the disposition of all such tooling. All costs directly related to the transfer of such tooling shall be borne by Lifestream.
         7.7. In the event that LRE elects to cease manufacturing the Product (other than as a result of the termination by LRE of this Agreement for Cause under Paragraph 7.3), (a) LRE shall at the request of Lifestream (i) grant Lifestream the right to manufacture the Product, (ii) deliver the Manufacturing Documentation to Lifestream, and (iii) at Lifestream's expense, provide the necessary training to Lifestream's personnel or the personnel of its nominee to enable it to manufacture the Product; and (b) Lifestream shall pay LRE annually in arrears within thirty (30) days after the end of each such yearly period a royalty in an amount equal to the product of (X) the net sales of Products sold by Company during said year, times (Y) ***** for sales during the balance of the Initial Term, and 1% thereafter.

8.0  GENERAL PROVISIONS
         8.1. The rights and obligations of Sections 5 (Confidential Information), 6 (Warranties and Indemnification), 7 (Term, Termination and Cancellation), and 8 (General Provisions) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns.
            8.2. Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus thirty (30) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:

         Causes reasonably beyond the control of LRE or Lifestream, including, without limitation, regulations, laws or acts of any government, destruction of production facilities or material by fire, flood or storms, or failure of public utilities or common carriers or embargo.

                                       14
*  CONFIDENTIAL TREATMENT REQUESTED

         8.3. This Agreement and its appendices embody the entire understanding and agreement among the parties and supersedes all previous negotiations, representations, writings and agreements, written or oral, with respect to the development, manufacture and sale of the Product.
         8.4. All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail or sent by facsimile, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

         To Lifestream:
                   Lifestream Technologies, Inc.
                  510 Clearwater Loop, Suite 101
                  Port Falls, Idaho 83854 USA
                  Attn: Christopher T. Maus, President
                  Fax: ***

         With a copy to:

                  Elaesser Jarzabek Anderson Marks & Elliott
                  Chartered Attorneys-At-Law
                  Mr. Ford Elaesser
                  Lake Plaza Building
                  ***
                  Sandpoint, Idaho 83864-0855
                  Fax: ***

                                       15
*  CONFIDENTIAL TREATMENT REQUESTED

         To LRE:
                  LRE  Technology Partner GmbH
                  ***
                  ***
                  Germany
                  Attn: Geschaeftsfuehrer
                  Fax: ***

         8.5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. not including its choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. The United Nations Convention on the International Sales of Goods shall not apply to this Agreement.
         8.6. Both parties agree to use their best efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from this Agreement or a transaction conducted pursuant to this Agreement; but failing an amicable settlement, the parties agree that (a) any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the Rules of Conciliation and Arbitration rules then obtaining of the International Chamber of Commerce before one arbitrator chosen in accordance with said rules; (b) such arbitration shall be held in the English language in New York, New York, USA; (c) the award in any such arbitration shall be final, binding and conclusive; and (d) judgment on any award of any such arbitrator may be entered in any court having jurisdiction thereof. Notice of any such arbitration shall be sufficient if given in accordance with Paragraph
8.4 hereof.
         8.7. No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by an authorized person or persons of each of the parties.
         8.8. In no event shall either party be liable for any consequential damages under this Agreement.

                                       16
*  CONFIDENTIAL TREATMENT REQUESTED

         8.9. The parties hereto warrant and covenant that, upon the expiration or termination of this Agreement, neither party will take any action to impair or diminish the good will or business of the other party.
         8.10. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of such party's respective rights to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or other provisions.
         8.11. All provisions contained in this Agreement shall extend to and be binding upon the parties and their respective successors and assigns. Without the prior written consent of the other party, neither party may assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder; provided, however, provided, however, that (a) either party may, without such consent, assign this Agreement to (i) any Affiliate of such party (provided, however, such assignment shall not relieve such party of any of its obligations hereunder) or (ii) a successor in interest of such party by merger or operation of law or (iii) a purchaser of all of the assets of such party provided such purchaser shall have agreed in writing to perform all of such party's obligations under this Agreement; and (b) LRE may, without such consent,
(i) purchase services typically purchased by it from third parties, (ii) use third parties to design and manufacture tools and fixtures, and (iii) use contract personnel to perform services working at LRE's premises.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LIFESTREAM TECHNOLOGIES, INC.  LRE TECHNOLOGY PARTNER GMBH


By:   /s/ Edward R. Siemens         By:    /s/ Ulrich Schroeder
    -----------------------                --------------------
      Name:  Edward R. Siemens             Name: Ulrich Schroeder
      Title:   COO                                Title: Geschaeftsfuehrer

Exhibit A to Product Supply Agreement


                          Specification of the Product

                          Product Delivery Description




That In-vitro opto-electric Test Instrument Module (TIM) for use in the Lifestream Cholesterol Monitor as purchased from LRE under Lifestream Assembly number: 8200-006-01 "TIM with flex-tail, bezel assembly" and described in LRE bill of Lading: "Cholestron Dawn, LRE-ID-No. 81-400-01.

The product is provided within anti-static bags, in bulk corrugated containers of 168 units. The product consists of: TIM w/ flex-tails (flex-tails packaged separately) enclosure front bezels with the TIM attached, the LRE molded test strip holder in place and a CD ROM of the device History record for the respective shipment. The front bezels are to be supplied by Lifestream without any cost for LRE.

The TIM is built, tested and calibrated according to those LRE production standards. Production is supported by special test fixture(s) permitting the calibration of the TIM while in the front bezel with the strip holder in place.


*  CONFIDENTIAL TREATMENT REQUESTED

Schedule 2.4 to Product Supply Agreement


                                    Long Lead Time Items

Long Lead Time Items: Asic, microcontroller, PCB



*  CONFIDENTIAL TREATMENT REQUESTED

Schedule 3.1 to Product Supply Agreement


                           Initial Pricing Depending on Quantity Purchased


Yearly volume of 10,000 to 50,000 purchased meters *** Euro Yearly volume of 50,000 to 100,000 purchased meters *** Euro Yearly volume of 100,000 to 200,000 purchased meters *** Euro


*  CONFIDENTIAL TREATMENT REQUESTED